Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs (732) 542-2800

September 25, 2008

CATO T. LAURENCIN, M.D., PH.D. TO JOIN OSTEOTECH BOARD OF DIRECTORS

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic solutions for regenerative medicine, announced today the appointment of Cato T. Laurencin, M.D., Ph.D. to its Board of Directors. Dr. Laurencin joined the Board of Directors effective September 24, 2008 and will serve on both the Audit and the Compensation Committees of the Board of Directors.

Kenneth P. Fallon, III, Chairman of the Board of Directors, commented, “We are excited about the addition of Dr. Laurencin to Osteotech’s Board. Cato’s experience and expertise as a nationally prominent orthopaedic surgeon will be of great assistance in helping the Board support the Company’s new product development initiatives furthering its long-term growth objectives.”

Since August 2008, Dr. Laurencin has been the Vice President for Health Affairs and the Dean of the School of Medicine at the University of Connecticut. Dr. Laurencin holds the Albert and Wilda Van Dusen Endowed Chair in Academic Medicine and is the Distinguished Professor of Orthopaedic Surgery at the University of Connecticut. Previously, Dr. Laurencin was the Lillian T. Pratt Distinguished Professor and the Chair of the Department of Orthopaedic Surgery at the University of Virginia and the Orthopaedic Surgeon-in-Chief at the University of Virginia Health System. Dr. Laurencin has been widely published in scholarly journals and holds more than twenty U.S. patents. He is also a member of the Institute of Medicine of the National Academy of Sciences.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.

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